Exhibit 99.2

Q4-09 Earnings call

Jane Todd Introduction

Thank you Simon.

Good afternoon. I would like to welcome everyone to SMTC’s fourth quarter earnings call. Joining me today is John Caldwell, SMTC’s President and Chief Executive Officer.

Before turning the meeting over to John Caldwell, let me read The Standard Safe Harbour message. This presentation includes statements about expected future events and financial results that are forward-looking in nature and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements provisions contained in the Private Securities Litigation Reform Act of 1995. The Company cautions that actual performance will be affected by a number of factors, many of which are beyond the Company’s control, and that future events and results may vary substantially from what the Company currently foresees. Discussion of the various factors that may affect future results is contained in the Company’s recent filings with the Securities and Exchange Commission and SEDAR.

Let me now turn the meeting over to John Caldwell.

John Caldwell

Thanks Jane. Good afternoon everyone.

As is our customary practice, I will provide some high level comments on our fourth quarter and annual performance then Jane will take you through our results in more detail. I will then briefly discuss our outlook for the first quarter of 2010, followed by a question period.

Before discussing our fourth quarter results today, I would like to spend a few moments looking at 2009 overall.

A year ago, the global economy was in free fall as we entered a recession unprecedented certainly in my lifetime. The efficacy of our customer forecasts was suspect at best, as uncertainty became the pervasive theme. To say this was an unsettling period would have been an understatement.

One of the important strengths and strategies of SMTC is to rapidly and proactively adjust our costs to our revenue expectations so that we remain profitable in every quarter. At the end of the first quarter we took aggressive actions, lowering headcount by 23% and consolidating our enclosures and large scale systems integration capability into our Mexico site. This allowed us to close our Boston facility and eliminate approximately $1.0 million in quarterly fixed costs. These expense reduction initiatives allowed us to remain profitable from continuing operations in the second quarter in which our revenue shrunk to $39 million.

Q4-09 Earnings call

In the third quarter as the economic outlook began to stabilize, we experienced some customer increased order inflow producing revenue of $44 million. Because of earlier expense reductions and continuing cost containment, our third quarter also was profitable.

Our fourth quarter results that were released after the market closed today showed continuing revenue improvement and a substantial increase in earnings despite an ongoing challenging economy.

Our quarter over quarter revenue increased by 16% or $7.0 million to $51.2 million, the result of increased orders from the majority of our customer base as well as their end markets began to improve combined with initial order flow from new customers beginning to ramp production.

Our earnings from continuing operations were $2.4 million excluding the final costs associated with the closure of our Boston facility. These earnings include a $500,000 tax recovery from prior years. This compares with Q3 earnings of approximately $500,000.

Our substantially improved earnings arose from higher revenue combined with the benefit of cost reductions completed in prior quarters.

Through the second and third quarters our vendors reduced inventories in the face of falling demand. As customers began to increase orders starting in Q3, many component suppliers had not anticipated the recovery and industry-wide parts shortages occurred in the fourth quarter. Component supply became a gating item in Q4 that limited our production and resulted in a higher than expected order backlog at quarter end. While Q1 will benefit from this backlog, our year end inventory was higher due in part to stranded inventory because of certain parts shortages. Our overall working capital and debt levels increased in the quarter largely due to higher inventories and accounts receivable that should be self correcting in the first part of 2010. Jane will take you through this in more detail in her remarks

Following Jane’s remarks, I will briefly comment on our outlook

I’ll now turn over to Jane.

Jane Todd

Thanks John.

As expected, we again showed revenue, earnings and EBITDA growth quarter over quarter. Revenues increased 16% to $51.2 million after increasing 13% last quarter; ranking us among the top performers in our industry in terms of sequential revenue growth. For the quarter, the Company was again profitable with a net income of $2.4 million before discontinued operations; net of discontinued operations, the company recorded a $2.2 million profit. The loss from discontinued operations of $0.2 million was related to the closure of the Boston facility in the second quarter. We expect this will be the final quarter for which we will record significant costs from discontinued operations, if any. Earnings also included a $0.5 million recovery for taxes paid in a prior year as a result of changes to US tax legislation. Excluding discontinued operations and the tax recovery, earnings were $1.7 million. In order to maintain profitability, we took aggressive steps to reduce our cost base early in the year reducing our breakeven level to approximately $40 million while still maintaining our capability to support our customers and transition in new business. We have continued to manage costs carefully through 2009 maintaining a breakeven level well below historical levels allowing us to not only show profits in a challenging economic environment but generate earnings as a percent of revenue among the best in our industry as demand returned to more normal levels in the fourth quarter.

Q4-09 Earnings call

More specifically, revenue increased 16% or $7.0 million sequentially to $51.2 million from $44.2 million as we continue to see end market improvements and inventory rebuilding for many of our customers. Seven of our top 10 customers increased demand in the quarter over the prior quarter. Five new customers began ramping production in the fourth quarter contributing $1.5 million in revenue. Compared to the same period last year, revenue decreased $4.1 million; the recessionary impact on our continuing customers in Q4 of 2008 was minimal.

Our mix of revenue in our various segments is essentially unchanged with the industrial segment remaining our largest segment at 82%. Our top ten customers accounted for 94.0% of the quarter’s total revenue, also largely unchanged. Details can be found in our 10K which will be filed in the next several days.

Gross margin for the quarter was $5.9 million or 11.5% compared with $3.7 million or 8.5% in the prior quarter and $4.8 million or 8.6% for Q4 of last year. Margins were positively impacted by volume quarter over quarter as costs were contained and utilization of fixed costs improved, as well as a reduction in inventory provisions as demand improved. Year over year, despite lower revenues, margins increased as a percent of revenue and in absolute dollars as a result of our cost reduction initiatives in early 2009 and the mix of business. Gross profit was the highest quarterly level achieved in over 2 years. Longer term, we still expect margins to remain in the 9 to 10 percent range.

In the quarter, selling, general and administrative costs were $3.4 million compared with $2.8 million last quarter and $3.3 million for the same period a year earlier. While staff and other reductions made earlier in 2009 have reduced our costs, these reductions were offset by a one-time $0.3 million stock based compensation non-cash charge. Sequentially, this stock based compensation charge combined with increased Canadian dollar costs and other fees resulted in costs being somewhat higher than Q3 and what we expect on an ongoing basis.

Interest expense increased in the quarter from $473 thousand last quarter to $622 thousand due to increased debt levels caused by higher working capital which I will discuss more fully shortly. The expense is consistent with interest costs a year ago of $672 thousand.

Q4-09 Earnings call

On an EBITDA basis, we generated $3.3 million compared to $1.7 million last quarter and $2.3 million in Q4 of 2008.

While we had substantial earnings improvements, we did not meet our goals with respect to cash generation in part due to timing issues. We expect this will be somewhat self correcting in Q1, however, inventory dynamics may take somewhat longer to correct. We used $3.1 million in cash from operations in the quarter. We recorded positive cash earnings of $3.4 million, however, working capital, excluding cash, increased by $6.5 million in the quarter driven by increased inventory and accounts receivables. Receivables increased due to higher revenue and significant customer payments due in the quarter that were not received until immediately subsequent to year end. Inventory is currently being impacted by component shortages as certain vendors are struggling to meet the increased demand across the industry. In addition, a newer customer converted production from consignment to turnkey resulting in SMTC taking ownership of approximately $3 million in inventory with an offsetting increase in accounts payable. As a result of working capital increases, net debt increased by $3.3 million to $24.1 million at the end of the quarter. Average debt also increased due to higher working capital levels. We expect debt to be reduced as working capital normalizes in the first half of 2010.

Capital investments were minimal in the quarter, however spending will increase as we make modest investments to support our newer customer requirements.

Inventory increased from $27 million or 62 days to $37 million or 75 days for the reasons cited earlier. Average inventory for the quarter also increased. To a large degree, accounts payable offset the increase in inventory as much of the inventory came in towards the end of the quarter. Inventory is procured as directed by our customers and customers generally retain liability for all inventory. We continue to work with our customers and vendors to manage inventory levels and expect a large portion of the inventory to reduce as we work off the strong backlog we entered the first quarter of 2010 with and as our supply chain improves over the first half of the year.

Accounts receivable was $38 million or 67 days, increased from the prior quarter at $30 million or 62 days largely due to payments received immediately after quarter end that were expected within the quarter.

Accounts payable was $42 million, increased from $30 million last quarter reflecting the increase in business levels, increase in inventory including the conversion from consigned inventory mentioned earlier. Days were increased from 67 days to 84 days.

On an annual basis, while sales declined in light of the economic environment from $206.9 million to $179.5 million, earnings from continuing operations before taxes increased from $1.7 million to $2.0 million and earnings from continuing operations increased from $1.6 million to $2.4 million, including the tax recovery. Gross profit increased from 8.9% to 9.8%. The improved earnings were the result of taking aggressive action early in the face of the economic environment to cut costs and improve overall profitability.

Q4-09 Earnings call

Let me now turn the call back over to John.

John Caldwell

Thank you Jane.

As our press release stated we will not be providing specific guidance. However, I will share with you our near term outlook.

Based upon continuing strong order flow and a higher than expected order backlog we expect continuing sequential revenue growth in Q1. While our component supply is improving, we continue to have part shortages in the first quarter that may not be fully resolved until the second quarter. We would expect to have a substantial order backlog at the end of Q1.

In our press release we noted that five new customers began to ramp production in the fourth quarter. In the third quarter earnings call, we identified two of the five new customers – Kontron and California Eastern Labs. We expect to provide more information about the other new customer as their production attain meaningful levels We expect revenue from those customers to continue to grow as we progress through 2010.

In summary, we had a solid fourth quarter and produced satisfactory results for the full year in light of the very challenging economy. We see strength in our markets certainly for the first half of the year. Because of lack of visibility we are unable to provide a definitive view on the second half of the year until next quarter.

With these comments Simon, we would now like to open the lines for questions.

Thank you.